UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 5, 2010
Entergy Gulf States Louisiana, L.L.C.
(Exact name of registrant as specified in its charter)

Louisiana	0-20371	74-0662730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
446 North Boulevard, Baton Rouge, Louisiana		70802
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(800) 368-3749

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 5, 2010, the Louisiana Public Facilities Authority (the “Authority”) issued and sold in a public offering for the benefit of Entergy Gulf States Louisiana, L.L.C. (the “Company”) (i) $83,680,000 aggregate principal amount of tax-exempt revenue bonds (the “2010A Bonds”) and (ii) $31,955,000 aggregate principal amount of tax-exempt revenue bonds (the “2010B Bonds” and, together with the 2010A Bonds, the “Bonds”).

The 2010A Bonds bear interest at the rate of 5%, payable semi-annually on March 1 and September 1 of each year, commencing March 1, 2011, and mature on September 1, 2028.   The 2010B Bonds bear interest at the rate of 2.875%, payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2011, and mature on November 1, 2015.

The 2010A Bonds were issued under an Indenture of Trust, dated as of October 1, 2010 (the “2010A Indenture”), between the Authority and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”).  The 2010A Bonds are payable solely from payments to be made by the Company pursuant to a loan agreement, dated as of October 1, 2010, between the Company and the Authority (the “2010A Loan Agreement”), pursuant to which the Authority has loaned the proceeds of the 2010A Bonds to the Company.  The 2010B Bonds were issued under an Indenture of Trust, dated as of October 1, 2010 (the “2010B Indenture” and, together with the 2010A Indenture, the “Indentures”), between the Authority and the Trustee.  The 2010B Bonds are payable solely from payments to be made by the Company pursuant to a loan agreement, dated as of October 1, 2010, between the Company and the Authority (the “2010B Loan Agreement” and, together with the 2010A Loan Agreement, the “Loan Agreements”), pursuant to which the Authority has loaned the proceeds of the 2010B Bonds to the Company.

The Series 2010A Bonds are secured by a pledge and assignment by the Authority to the Trustee of the revenues derived from the payments to be made by the Company pursuant to the 2010A Loan Agreement, which payments are intended to be sufficient to enable the Trustee to pay when due the principal of and premium, if any, and interest on the Series 2010A Bonds.  The Series 2010B Bonds are secured by a pledge and assignment by the Authority to the Trustee of the revenues derived from the payments to be made by the Company pursuant to the 2010B Loan Agreement, which payments are intended to be sufficient to enable the Trustee to pay when due the principal of and premium, if any, and interest on the Series 2010B Bonds.

The obligation of the Company under the 2010A Loan Agreement to make such payments is evidenced by a series of the Company’s first mortgage bonds (the “Series E Mortgage Bonds”), issued and delivered under the Seventy-ninth Supplemental Indenture, dated as of October 1, 2010 (the “Seventy-ninth Supplemental Indenture”), to the Company’s Indenture of Mortgage dated September 1, 1926, with The Bank of New York Mellon (successor to JPMorgan Chase Bank), as trustee, as supplemented and modified (the “Mortgage”).  The obligation of the Company under the 2010B Loan Agreement to make such payments is evidenced by a separate series of the Company’s first mortgage bonds (the “Series F Mortgage Bonds” and, together with the Series E Mortgage Bonds, the “Mortgage Bonds”), issued and delivered under the Eightieth Supplemental Indenture, dated as of October 1, 2010 (the “Eightieth Supplemental Indenture” and, together with the Seventy-ninth Supplemental Indenture, the “Supplemental Indentures”) to the Company’s Mortgage.

Each series of Mortgage Bonds was issued and delivered to the Authority who then pledged and assigned to the Trustee for the benefit of the holders of the related series of Bonds, all rights, title and interests in, to and under such series of Mortgage Bonds (including the right to receive such series of Mortgage Bonds under the related Loan Agreement).  As holder of the Mortgage Bonds, the Trustee, ratably with the holders of all other first mortgage bonds outstanding under the Mortgage, enjoys the benefit of the Mortgage, which constitutes a first mortgage lien on, subject to certain exceptions, substantially all of the property of the Company.

The proceeds received by the Authority from the sale of the Bonds, together with other funds provided by the Company, were used or will be used to refinance the Company’s obligations with respect to certain outstanding series of pollution control revenue bonds (the “Prior Bonds”).  As owner of $62,000,000 of the Prior Bonds, the Company received that portion of the proceeds from the sale of the Bonds.  The Company intends to use the proceeds it received to repay a portion of its outstanding indebtedness in the fourth quarter of 2010.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indentures, the Loan Agreements, the Supplemental Indentures and the Mortgage.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

4(a)           Indenture of Trust, dated as of October 1, 2010, between the Louisiana Public Facilities Authority and The Bank of New York Mellon Trust Company, N.A. authorizing Revenue Bonds (Entergy Gulf States Louisiana, L.L.C. Project) Series 2010A.

4(b)           Loan Agreement, dated as of October 1, 2010, between the Louisiana Public Facilities Authority and Entergy Gulf States Louisiana, L.L.C. relating to Revenue Bonds (Entergy Gulf States Louisiana, L.L.C. Project) Series 2010A.

4(c)           Seventy-ninth Supplemental Indenture, dated as of October 1, 2010, establishing the terms of the Series E Mortgage Bonds.

4(d)           Indenture of Trust, dated as of October 1, 2010, between Louisiana Public Facilities Authority and The Bank of New York Mellon Trust Company, N.A. authorizing Revenue Bonds (Entergy Gulf States Louisiana, L.L.C. Project) Series 2010B.

4(e)           Loan Agreement, dated as of October 1, 2010, between Louisiana Public Facilities Authority and Entergy Gulf States Louisiana, L.L.C. relating to Revenue Bonds (Entergy Gulf States Louisiana, L.L.C. Project) Series 2010B.

4(f)           Eightieth Supplemental Indenture, dated as of October 1, 2010, establishing the terms of the Series F Mortgage Bonds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERGY GULF STATES LOUISIANA, L.L.C.
Date: October 12, 2010	(Registrant)

/ s / Steven C. McNeal
Steven C. McNeal
Vice President and Treasurer